CoinShares XRP ETF S-1/A

Exhibit 3.2

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “COINSHARES XRP ETF”, FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2024, AT 6:47 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
10033008 8100 SR# 20244451228	Authentication: 205106214 Date: 12-11-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:47 PM 12/10/2024 FILED 06:47 PM 12/10/2024 SR 20244451228 - File Number 10033008

CERTIFICATE OF TRUST
OF
COINSHARES XRP ETF

THIS Certificate of Trust of CoinShares XRP ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.               Name. The name of the statutory trust formed by this Certificate of Trust is CoinShares XRP ETF.

2.               Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3.               Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:
Name:	Gregory Daniels
Title:	Vice President